Exhibit 99.1

Victory Capital Reports January 2021 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--February 10, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $146.2 billion on January 31, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	January 31, 2021	December 31, 2020
Fixed Income	$36,814	$36,599
Solutions	33,816	34,041
U.S. Mid Cap Equity	25,881	26,230
U.S. Small Cap Equity	18,173	18,368
U.S. Large Cap Equity	13,834	14,230
Global / Non-U.S. Equity	13,919	13,982
Other	267	257
Total Long-Term Assets	$142,705	$143,706
Money Market / Short Term Assets	3,485	3,534
Total Assets Under Management	$146,190	$147,241

By Vehicle
Mutual Funds[2]	$112,362	$112,998
Separate Accounts and Other Vehicles[3]	29,820	30,267
ETFs	4,008	3,976
Total Assets Under Management	$146,190	$147,241

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $146.2 billion in assets under management as of January 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com